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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Telewest Communications plc

We consent to the incorporation by reference in the registration statement on Form S-3 of Liberty Media Corporation, regarding the 23,474 shares of Series A common stock issued in connection with the merger of Liberty Webhouse, Inc., of our report, dated March 26, 2003, except for note 3, which is as of January 16, 2004, with respect to the consolidated balance sheets of Telewest Communications plc and subsidiaries (the "Group") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity/(deficit) and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears as an exhibit in the September 2, 2004 current report on Form 8-K of Liberty Media Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 26, 2003, except for note 3, which is as of January 16, 2004, contains an explanatory paragraph that states that the Group is undergoing financial restructuring which raises substantial doubt about the Group's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 3 to the consolidated financial statements, the 2002 consolidated financial statements of the Group have been restated.

As discussed in note 4 to the consolidated financial statements, the Group changed its method of accounting for intangible assets in 2002 and derivative financial instruments in 2001.

KPMG Audit plc
/s/ KPMG Audit plc

London, England
September 2, 2004

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Consent of Independent Registered Public Accounting Firm